CONTACT:

Bluegreen Corporation

Tony Puleo

Chief Financial Officer

(561) 912-8270

tony.puleo@bluegreencorp.com

-OR-

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

Adam Prior

(212) 836-9606

aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2006 SECOND QUARTER FINANCIAL RESULTS

Boca Raton, Fla. -- July 31, 2006 -- Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the second quarter ended June 30, 2006 (see attached tables).

As previously announced, effective January 1, 2006 Bluegreen was required to adopt the American Institute of Certified Public Accountants' Statement of Position 04-2, "Accounting for Real Estate Time-sharing Transactions" (the "SOP"), which changes the rules for many aspects of timeshare accounting, including revenue recognition, inventory costing, and incidental operations. As expected, and as previously announced, the adoption of the new accounting regulations adversely impacted results for the second quarter of 2006, primarily as a result of deferring revenues until subsequent periods. Bluegreen has provided in this press release pro forma, non-GAAP income statements (see tables entitled: "Pro Forma Income Statement Before SOP 04-2 Adjustment") for the three- and six-month periods ended June 30, 2006 that reflect the impact of adjustments required by the adoption of the SOP.

Net income for the second quarter of 2006 was $6.6 million, or $0.21 per diluted share, as compared to net income of $14.9 million, or $0.48 per diluted share, in the same period last year.

Total sales in the second quarter of 2006 were $141.9 million as compared to $159.3 million in the second quarter of 2005. Bluegreen Resorts sales were $91.4 million as compared to $97.0 million, reflecting the impact of the SOP. Bluegreen Communities sales were $50.6 million as compared to $62.3 million in the same period one year ago. As expected and as previously announced, these lower sales at Bluegreen Communities reflected the sell out or near sell out of several communities prior to the end of the second quarter of 2006.

On a pro forma, non-GAAP basis, excluding the impact of the adoption of the SOP, total sales in the second quarter of 2006 were $163.9 million as compared to $159.3 million in the second quarter of 2005. On the same basis, Resorts sales increased 16.8% to $113.4 from $97.0 million.

As indicated in the attached tables, on a pro forma, non-GAAP basis, excluding the impact of the adoption of the SOP, net income for the second quarter of 2006 was $12.7 million, or $0.41 per diluted share, as compared to net income of $14.9 million, or $0.48 per diluted share, in the same period last year.

During the second quarter of 2006, the SOP impacted Bluegreen Resorts' results of operations, and Bluegreen's consolidated income statement as follows:

  Reduced Resorts sales by $22.0 million, as a consequence of:

    The net deferral of $12.3 million of sales based on certain purchase incentives provided to buyers and the accounting treatment for the Company's Sampler Program

    The netting of $12.0 million of the provision for loan losses directly against Resort sales. In addition, the SOP does not allow the Company to take a credit in the provision for loan losses for the cost of timeshare inventory that Bluegreen expects to recoup in connection with loan defaults

    The classification of $337,000 of Resorts sales to Other Resort Revenue, based on certain purchase incentives provided to buyers

    The classification of $2.6 million of the total $2.7 million of gain on sales of notes receivable in Resort sales

  Increased Resorts cost of sales as a percentage of Resorts sales to 24.0% from 21.1% on a pro forma basis.

  Contributed to higher selling, general, and administrative expenses as a percentage of sales. While the SOP requires certain Resorts sales be deferred, it does not allow the deferral of certain marketing expenses associated with those sales. Selling, general and administrative expenses as a percentage of sales increased to 61.7% under the SOP, but would have only been 54.8% before the adoption of the SOP.

As of June 30, 2006, $37.0 million and $20.8 million of Resorts sales and profits, respectively, were deferred under the SOP. These amounts are expected to be recognized in future periods.

BLUEGREEN RESORTS

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "The adoption of the SOP has masked the success of Bluegreen Resorts' business operations. We believe that this business and the markets in which it operates remain strong with significant potential for growth. In that regard, we enjoyed continued same-'store' sales growth, led by our sales offices at The Bluegreen Wilderness Club at Big Cedar (Ridgedale, Mo.), The Fountains resort (Orlando, Fla.), The Falls Village resort (Branson, Mo.) and Mountain Run at Boyne (Boyne Falls, Mich.). Our new sales office at Carolina Grande (Myrtle Beach, S.C.) and our new offsite sales offices in the Atlanta and Chicago markets also contributed to the increase in Bluegreen Resorts' sales. In addition, sales to Bluegreen's existing and growing owner base increased by 45.9%, and comprised 32.2% of Resorts sales for the three months ended June 30, 2006 as compared to 25.4% of Resorts sales during the comparable prior year period.

"We also continued to strengthen our portfolio of properties in order to address the vacation and lifestyle choices of our owners. We recently announced our intention to enter the mega-market of Las Vegas with a new resort, preview center and retail complex. Construction is set to commence in August on a seven-story resort featuring approximately 240 two-bedroom timeshare units, expected to be completed in the first quarter of 2008. We have also negotiated an option to purchase 4 acres of adjacent land, which has been entitled for the development of an additional 240 timeshare units. On July 1, 2006, we opened a preview center sales office on the Las Vegas Strip, and are currently introducing the Bluegreen Vacation Club to some of the city's estimated 38.5 million annual visitors.

"In fall 2006, we expect to commence construction on a new resort property located in Williamsburg, Virginia, less than one block from the historic district of Colonial Williamsburg. Occupancy of this new resort is expected in the fourth quarter of 2007. We are planning to open a sales office in Williamsburg in August 2006. Our expansion in Tennessee, one of Bluegreen's most popular vacation destinations, continued with the purchase of a 26,208-square-foot building located at the foot of the Great Smoky Mountains that will be renovated into a new preview center in the third quarter of 2006."

Resorts cost of sales in the second quarter of 2006 rose to 24.0% of sales from 20.5% in the same period last year. This increase was due primarily to the impact of the SOP and the sale of timeshare interests in higher cost resorts as a result of rising construction costs (partially offset by increased sales of vacation ownership interests in The Fountains resort, which has a relatively low associated product cost and a system-wide price increase that went into effect January 1, 2006). Bluegreen continues to believe that Resorts cost of sales will remain within the 23-25% range in 2006.

BLUEGREEN COMMUNITIES

Bluegreen Communities sales in the second quarter of 2006 were $50.6 million as compared to $62.3 million in the second quarter of 2005. As previously announced, the high level of sales achieved in the Bluegreen Communities segment during 2004 and 2005 resulted in some of the Company's properties substantially selling out earlier than previously expected; six of Bluegreen's communities that contributed to the high sales in the second quarter of 2005 substantially sold out during or prior to the second quarter of 2006. Despite the sales decline, as of June 30, 2006, approximately $21.2 million and $8.8 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting, and it is expected that these amounts will be recognized in future periods ratably with the development of the communities. Bluegreen Communities has also purchased six new properties since June 30, 2005, although most of these new Bluegreen Communities had not commenced sales as of June 30, 2006.

Mr. Donovan commented, "We are pleased with the sales pace at Bluegreen's two newest Texas communities -- The Settlement at Patriot Ranch and Havenwood at Hunter's Crossing. We also realized increased sales during the second quarter of 2006 (as compared to the second quarter of 2005) at several communities open more than one year, including Mountain Springs Ranch (Canyon Lake, Texas) and Chapel Ridge (Chapel Hill, N.C.). These incremental sales helped to partially offset sales decreases at substantially sold-out communities.

"We are also on track to commence sales during the fourth quarter of 2006 at The Bridges of Preston Crossings, a nearly 1,600-acre Bluegreen Golf Community located outside of Dallas, and at Vintage Oaks at the Vineyards, a 3,300- acre parcel outside San Antonio. Sales recently commenced at Saddle Creek Ranch, a 130-acre tract of land in Waller, Texas, near Houston, which we acquired earlier this year. Saddle Creek Ranch is within six miles of Bluegreen's very successful Saddle Creek Forest community. During the second quarter, we acquired a 953-acre parcel in Grimes County, Texas, which is in close proximity to College Station. We believe that we will begin selling one-plus acre homesites at this new Bluegreen Community in the fourth quarter of 2006."

Bluegreen Communities cost of sales in the second quarter of 2006 of 53.6% represents a return to historical levels. The increase from 50.1% in the same period one year ago was due primarily to the substantial sell out of two higher-margin Bluegreen Golf communities prior to the second quarter of 2006.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) rose to $6.0 million in the second quarter of 2006 from $4.2 million in the second quarter of 2005. Interest income increased primarily as a result of a higher average vacation ownership notes receivable balance during the 2006 quarter as compared to the 2005 quarter, while interest expense declined primarily as a result of higher amounts of interest expense being capitalized to the Company's various Resorts and Communities properties currently under development, reflecting higher levels of development activity as Bluegreen continues to expand for the future.

Bluegreen entered into a vacation ownership receivables purchase facility with Branch Banking and Trust Company ("BB&T") on June 1, 2006 that allows for transfers of notes receivable pursuant to the terms of the facility and subject to certain conditions precedent for a cumulative purchase price of up to $137.5 million, on a revolving basis through May 2008. In June 2006, the Company transferred ownership of $35.0 million of receivables pursuant to this facility and generated $29.7 million in cash proceeds at an 85% advance rate. Transfers of receivables under this facility are being accounted for as financing transactions for financial accounting purposes, therefore the receivables and associated obligations under the facility appear as assets and liabilities, respectively, on the Company's balance sheet.

Bluegreen's balance sheet at June 30, 2006 reflected unrestricted cash of $43.8 million, a book value of $10.47 per share, and a debt-to-equity ratio of 1.03:1. However, excluding the impact of accounting for the BB&T receivables purchase facility on balance sheet, the debt-to-equity ratio would have been 0.93:1.

As we announced in our June 27, 2006 press release, the Board of Directors of the Company declared a dividend of one preferred share purchase right for each outstanding share of common stock. The rights are intended to enable all shareholders to realize the long-term value of their shares in the Company. The action was taken in response to the acquisition by a competitor of a significant interest in the Company. The Company has also filed litigation based on the unlawful manner in which the interest was acquired.

CONFERENCE CALL

George F. Donovan, President and Chief Executive Officer, and Anthony M. Puleo, Senior Vice President and Chief Financial Officer, will host a conference call on July 31, 2006 at 11 a.m. ET to discuss this news release. The telephone number to join this conference call is (866) 202-4367 (Domestic) or (617) 213-8845 (International). Use the code 72518094. A recorded replay of the call will be available until 11:59 p.m. ET on Thursday, August 31, 2006. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 57611830 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen's corporate Web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the Web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation's Web site for approximately 90 days.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 150,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 51,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE's list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated; the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties and sales offices will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company's estimates; the effect of the SOP on the operations and results of the Resorts segment; that cost of sales will not be as expected; that deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company's SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006 and its Form 10-Q to be filed on or before August 9, 2006.

Bluegreen prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the Pro Forma Income Statements included in this release are a key measure to evaluate its operations as management believes they provide a better comparison of the Company's 2006 results of operations to 2005. However, these Pro Forma Income Statements possess material limitations and should not be considered a measure of financial condition or performance in isolation or as an alternative to the Statements of Income, as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies.

BLUEGREEN CORPORATION

Condensed Consolidated Statements of Income

(In 000's, Except Per Share Data)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
REVENUES:

Vacation ownership sales	$ 91,386	$ 97,019	$ 165,521	$ 162,663
Homesite sales	50,561	62,309	98,186	100,686
Total sales	141,947	159,328	263,707	263,349

Other resort and communities operations revenue	13,620	18,648	30,287	36,692
Interest income	9,499	8,282	17,672	16,148
Gain on sale of notes receivable	47	4,878	552	9,598
Other income, net	368	-	-	-
Total operating revenues	165,481	191,136	312,218	325,787

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	21,928	19,895	38,975	33,090
Homesite cost of sales	27,094	31,214	55,269	50,906
Total cost of sales	49,022	51,109	94,244	83,996
Cost of other resort and communities operations	12,937	19,363	29,717	38,999
Selling, general and administrative expense	87,620	81,117	161,205	142,939
Interest expense	3,526	4,053	6,832	7,634
Provision for loan losses	-	7,476	-	12,164
Other expense, net	-	2,826	267	3,684
Total operating expenses	153,105	165,944	292,265	289,416
Income before minority interest and provision for income tax	12,376	25,192	19,953	36,371
Minority interest in income of consolidated subsidiary	1,677	948	2,699	1,721
Income before provision for income taxes	10,699	24,244	17,254	34,650
Provision for income taxes	4,119	9,334	6,643	13,340
Income before cumulative effect of change in accounting
principle	6,580	14,910	10,611	21,310
Cumulative effect of change in accounting principle, net of tax	-	-	(5,678)	-
Minority interest in cumulative effect of change in accounting
principle	-	-	1,184	-
Net income	$ 6,580	$ 14,910	$ 6,117	$ 21,310
Income before cumulative effect of change in accounting
principle per share:
Basic:	$ 0.22	$ 0.49	$ 0.35	$ 0.70
Diluted:	$ 0.21	$ 0.48	$ 0.34	$ 0.68
Cumulative effect of change in accounting principle, per
share:
Basic:	$ -	$ -	$ (0.15)	$ -
Diluted	$ -	$ -	$ (0.14)	$ -
Net income per share:
Basic:	$ 0.22	$ 0.49	$ 0.20	$ 0.70
Diluted:	$ 0.21	$ 0.48	$ 0.20	$ 0.68

Weighted average number of common and
common equivalent shares:
Basic	30,526	30,346	31,519	30,332
Diluted	31,054	31,188	31,089	31,246

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(Amounts in Thousands)
	June 30,	December 31,
	2006	2005
ASSETS	(Unaudited)

Cash and cash equivalents (unrestricted)	$ 43,819	$ 66,383
Cash and cash equivalents (restricted)	26,818	18,321
Contracts receivable, net	40,654	27,473
Notes receivable, net	173,231	127,783
Prepaid expenses	11,109	6,500
Other assets	24,236	17,156
Inventory, net	331,826	240,969
Retained interests in notes receivable sold	100,395	105,696
Property and equipment, net	90,479	79,634
Intangible assets and goodwill	4,326	4,328
Total assets	$ 846,893	$ 694,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$ 17,566	$ 11,071
Accrued liabilities and other	47,139	43,801
Deferred income	45,091	29,354
Deferred income taxes	78,482	75,404
Receivable-backed notes payable	56,637	35,731
Lines-of-credit and notes payable	141,528	61,428
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	74,744	59,280
Total liabilities	516,187	371,069

Minority interest	11,043	9,508

Total shareholders' equity	319,663	313,666
Total liabilities and shareholders' equity	$ 846,893	$ 694,243

BLUEGREEN CORPORATION

Pro Forma Income Statement Before SOP 04-2 Adjustment

(in thousands, except per share data)
	Three Months Ended
	Actual	SOP 04-2	Pro Forma	Actual
	June 30,	Pro Forma	June 30,	June 30,
	2006	Adjustments	2006	2005
REVENUES:
Vacation ownership sales	$ 91,386	$ 21,973	$ 113,359	$ 97,019
Homesite sales	50,561	-	50,561	62,309
Total sales	141,947	21,973	163,920	159,328
Other resort and communities operations revenue	13,620	2,189	15,809	18,648
Interest income	9,499	-	9,499	8,282
Gain on sales of notes receivable	47	1,748	1,795	4,878
Other income, net	368	-	368	-
Total operating revenues	165,481	25,910	191,391	191,136

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	21,928	1,976	23,904	19,895
Homesite cost of sales	27,094	-	27,094	31,214

Total cost of sales	49,022	1,976	50,998	51,109
Cost of other resort and communities operations	12,937	2,983	15,920	19,363

Selling, general and administrative expenses	87,620	2,147	89,767	81,117
Interest expense	3,526		3,526	4,053
Provision for loan losses	-	8,484	8,484	7,476

Other expense				2,826
Other expense	-	-	-	2,826
Total operating expenses	153,105	15,590	168,695	165,944
Income before minority interest and provision for income taxes	12,376	10,320	22,696	25,192
Minority interest in income of consolidated subsidiary	1,677	411	2,088	948
Income before provision for income taxes	10,699	9,909	20,608	24,244
Provision for income taxes	4,119	3,815	7,934	9,334
Income before cumulative effect of change in accounting principle	6,580	6,094	12,674	14,910
Cumulative effect of change in accounting principle, net of tax	-	-	-	-
Minority interest in cumulative effect of change in accounting principle	-	-	-	-
Net income	$ 6,580	$ 6,094	$ 12,674	$ 14,910
Income before cumulative effect of change in accounting principle per share:
Basic	$ 0.22	$ 0.20	$ 0.42	$ 0.49
Diluted	$ 0.21	$ 0.20	$ 0.41	$ 0.48
Cumulative effect of change in accounting principle, per share
Basic	$ -	$ -	$ -	$ -
Diluted	$ -	$ -	$ -	$ -
Net income per share
Basic	$ 0.22	$ 0.20	$ 0.42	$ 0.49
Diluted	$ 0.21	$ 0.20	$ 0.41	$ 0.48
Weighted Average Number of Common and Common
Equivalent Shares:
Basic	30,526	30,526	30,526	30,346
Diluted	31,054	31,054	31,054	31,188

BLUEGREEN CORPORATION

Pro Forma Income Statement Before SOP 04-2 Adjustment

(in thousands, except per share data)
	Six Months Ended
	Actual	SOP 04-2	Pro Forma	Actual
	June 30,	Pro Forma	June 30,	June 30,
	2006	Adjustments	2006	2005
REVENUES:
Vacation ownership sales	$ 165,521	$ 25,977	$ 191,498	$ 162,663
Homesite sales	98,186	-	98,186	100,686
Total sales	263,707	25,977	289,684	263,349
Other resort and communities operations revenue	30,287	3,809	34,096	36,692
Interest income	17,672	-	17,672	16,148
Gain on sales of notes receivable	552	6,042	6,954	9,598
Other income, net	-	-	-	-
Total operating revenues	312,218	35,828	348,046	325,787

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	38,975	2,324	41,299	33,090
Homesite cost of sales	55,269	-	54,957	50,906

Total cost of sales	94,244	2,324	96,256	83,996
Cost of other resort and communities operations	29,717	5,652	36,400	38,999

Selling, general and administrative expenses	161,205	2,122	162,608	142,939
Interest expense	6,832	-	6,832	7,634
Provision for loan losses	-	12,875	12,875	12,164

Other expenses	267			3,684
Other expense	267	-	267	3,684
Total operating expenses	292,265	22,973	315,238	289,416
Income before minority interest and provision for income taxes	19,953	12,856	32,809	36,371
Minority interest in income of consolidated subsidiary	2,699	250	2,949	1,721
Income before provision for income taxes	17,254	12,605	29,859	34,650
Provision for income taxes	6,643	4,853	11,496	13,340
Income before cumulative effect of change in accounting principle	10,611	7,752	18,363	21,310
Cumulative effect of change in accounting principle, net of tax	(5,678)	5,678	-	-
Minority interest in cumulative effect of change in accounting principle	1,184	(1,184)	-	-
Net income	$ 6,117	$ 12,246	$ 18,363	$ 21,310
Income before cumulative effect of change in accounting principle per share:
Basic	$ 0.35	$ 0.25	$ 0.60	$ 0.70
Diluted	$ 0.34	$ 0.25	$ 0.59	$ 0.68
Cumulative effect of change in accounting principle, per share
Basic	$ (0.15)	$ 0.15	$ -	$ -
Diluted	$ (0.14)	$ 0.14	$ -	$ -
Net income per share
Basic	$ 0.20	$ 0.40	$ 0.60	$ 0.70
Diluted	$ 0.20	$ 0.39	$ 0.59	$ 0.68
Weighted Average Number of Common and Common
Equivalent Shares:
Basic	30,519	30,519	30,519	30,332
Diluted	31,089	31,089	31,089	31,246